Schedule RC - Balance Sheet(Form Type - 041)

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Dollar amounts in thousands			
1. Cash and balances due from depository institutions (from Schedule RC-A):			1.
a. Noninterest-bearing balances and currency and coin[1]	RCON0081	823,497	1.a.
b. Interest-bearing balances[2]	RCON0071	199,621	1.b.
2. Securities:			2.
a. Held-to-maturity securities (from Schedule RC-B, column A)[3]	RCONJJ34	1,121,895	2.a.
b. Available-for-sale debt securities (from Schedule RC-B, column D)	RCON1773	4,153,615	2.b.
c. Equity securities with readily determinable fair values not held for trading[4]	RCONJA22	0	2.c.
3. Federal funds sold and securities purchased under agreements to resell:			3.
a. Federal funds sold	RCONB987	0	3.a.
b. Securities purchased under agreements to resell[5]	RCONB989	0	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):			4.
a. Loans and leases held for sale	RCON5369	61,671	4.a.
b. Loans and leases held for investment	RCONB528	11,705,391	4.b.
c. LESS: Allowance for loan and lease losses	RCON3123	146,195	4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)[7]	RCONB529	11,559,196	4.d.
5. Trading assets (from Schedule RC-D)	RCON3545	0	5.
6. Premises and fixed assets (including capitalized leases)	RCON2145	257,717	6.
7. Other real estate owned (from Schedule RC-M)	RCON2150	840	7.
8. Investments in unconsolidated subsidiaries and associated companies	RCON2130	15,237	8.
9. Direct and indirect investments in real estate ventures	RCON3656	0	9.
10. Intangible assets (from Schedule RC-M)	RCON2143	935,367	10.
11. Other assets (from Schedule RC-F)[6]	RCON2160	755,537	11.
12. Total assets (sum of items 1 through 11)	RCON2170	19,884,193	12.
13. Deposits:			13.
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)	RCON2200	16,988,126	13.a.
1. Noninterest-bearing[8]	RCON6631	6,198,061	13.a.1.
2. Interest-bearing	RCON6636	10,790,065	13.a.2.
b. Not applicable			13.b.
14. Federal funds purchased and securities sold under agreements to repurchase:			14.
a. Federal funds purchased[9]	RCONB993	0	14.a.
b. Securities sold under agreements to repurchase[10]	RCONB995	0	14.b.
15. Trading liabilities (from Schedule RC-D)	RCON3548	0	15.
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	RCON3190	35,715	16.
17. Not applicable			17.
18. Not applicable			18.
19. Subordinated notes and debentures[8]	RCON3200	0	19.
20. Other liabilities (from Schedule RC-G)	RCON2930	769,760	20.
21. Total liabilities (sum of items 13 through 20)	RCON2948	17,793,601	21.

1. Includes cash items in process of collection and unposted debits.
2. Includes time certificates of deposit not held for trading.
3. Institutions that have adopted ASU 2016-13 should report in item 2.a, amounts net of any applicable allowance for credit losses, and should equal to Schedule RC-B, item 8, column A less Schedule RI-B, Part II, item 7, column B.
4. Item 2.c is to be completed by all institutions. See the instructions for this item and the Glossary entry for "Securities Activities" for further detail on accounting for investments in equity securities.
5. Includes all securities resale agreements, regardless of maturity.
7. Institutions that have adopted ASU 2016-13 should report in item 4.c the allowance for credit losses on loans and leases.
6. Institutions that have adopted ASU 2016-13 should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.
8. Includes noninterest-bearing demand, time, and savings deposits.
9. Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, "Other borrowed money."
10. Includes all securities repurchase agreements, regardless of maturity.
8. Includes limited-life preferred stock and related surplus.

Dollar amounts in thousands			
22. Not applicable			22.
23. Perpetual preferred stock and related surplus	RCON3838	0	23.
24. Common stock	RCON3230	0	24.
25. Surplus (exclude all surplus related to preferred stock)	RCON3839	2,403,347	25.
26. Not available			26.
a. Retained earnings	RCON3632	405,486	26.a.
b. Accumulated other comprehensive income[1]	RCONB530	-715,479	26.b.
c. Other equity capital components[2]	RCONA130	0	26.c.
27. Not available			27.
a. Total bank equity capital (sum of items 23 through 26.c)	RCON3210	2,093,354	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries	RCON3000	-2,762	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	RCONG105	2,090,592	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	RCON3300	19,884,193	29.
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2021	RCON6724	NR	M.1.
2. Bank's fiscal year-end date (report the date in MMDD format)	RCON8678	NR	M.2.

1. Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and accumulated defined benefit pension and other postretirement plan adjustments.
2. Includes treasury stock and unearned Employee Stock Ownership Plan shares.